Exhibit 99.1

Fabrinet Announces Fourth Quarter and Fiscal-Year 2015 Financial Results

BANGKOK, Thailand – August 17, 2015 – Fabrinet (NYSE: FN), a leading provider of advanced optical packaging and precision optical, electro-mechanical and electronic manufacturing services to original equipment manufacturers of complex products, today announced its financial results for the fourth quarter and fiscal year ended June 26, 2015.

Fabrinet reported total revenue of $206.5 million for the fourth quarter of fiscal year 2015, its highest quarterly revenue to-date and an increase of 29% compared to total revenue of $160.1 million for the comparable period in fiscal year 2014. GAAP net income for the fourth quarter of fiscal year 2015 was $13.0 million, or $0.36 per diluted share, compared to GAAP net income of $10.3 million, or $0.29 per diluted share, in the fourth quarter of fiscal year 2014. Non-GAAP net income in the fourth quarter of fiscal 2015 was $14.5 million, or $0.40 per diluted share, an increase of 20% compared to non-GAAP net income of $12.1 million, or $0.34 per diluted share, in the same period a year ago.

For fiscal year 2015, Fabrinet reported total revenue of $773.6 million, an increase of 14% compared to total revenue of $677.9 million for fiscal year 2014. GAAP net income for fiscal year 2015 was $43.6 million, or $1.21 per diluted share, compared to GAAP net income of $91.7 million, or $2.58 per diluted share, in fiscal year 2014. GAAP net income in fiscal 2014 was positively impacted by $44.0 million, or $1.24 per diluted share, due to the collection of insurance proceeds. Non-GAAP net income in fiscal year 2015 was $56.4 million, or $1.57 per diluted share, an increase of 3% compared to non-GAAP net income of $54.6 million, or $1.53 per diluted share, in fiscal year 2014.

Tom Mitchell, Chief Executive Officer of Fabrinet, said, “We ended fiscal 2015 on a strong note with record revenue and growth across all our market segments. As we start fiscal 2016, I am confident that our initiatives to expand our new product introduction and advanced packaging capabilities, combined with our focus on total customer satisfaction and world-class quality will enable us to deliver another year of profitable growth in fiscal 2016.”

Business Outlook

Based on information available as of August 17, 2015, Fabrinet is issuing guidance for the first quarter of fiscal 2016 as follows:

Fabrinet expects first quarter revenue to be in the range of $206 million to $210 million. GAAP net income per diluted share is expected to be in the range of $0.33 to $0.35 with expected non-GAAP net income per diluted share of $0.41 to $0.43, based on approximately 36.5 million fully diluted shares outstanding.

Conference Call Information

What:	Fabrinet Fourth Quarter and Fiscal-Year 2015 Financial Results Conference Call
When:	Monday, August 17, 2015
Time:	5:00 p.m. ET
Live Call:	(888) 357-3694, domestic
(253) 237-1137, international
Passcode: 82275347
Replay:	(855) 859-2056, domestic
(404) 537-3406, international
Passcode: 82275347
Webcast:	http://investor.fabrinet.com (live and replay)

This press release and any other information related to the call will also be posted on Fabrinet’s website at http://investor.fabrinet.com. A recorded version of this webcast will be available approximately two hours after the call and will be archived on Fabrinet’s website for a period of one year.

About Fabrinet

Fabrinet is a leading provider of advanced optical packaging and precision optical, electro-mechanical, and electronic manufacturing services to original equipment manufacturers of complex products, such as optical communication components, modules and subsystems, industrial lasers and sensors. Fabrinet offers a broad range of advanced optical and electro-mechanical capabilities across the entire manufacturing process, including process design and engineering, supply chain management, manufacturing, advanced packaging, integration, final assembly and test. Fabrinet focuses on production of high complexity products in any mix and any volume. Fabrinet maintains engineering and manufacturing resources and facilities in Thailand, the People’s Republic of China and the United States. For more information visit: www.fabrinet.com.

Forward-Looking Statements

“Safe Harbor” Statement Under U.S. Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include our expectation that we will achieve profitable growth in fiscal 2016 and all of the statements under the “Business Outlook” section regarding our expected revenue and GAAP and non-GAAP net income per share for the first quarter of fiscal 2016. These forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: less customer demand for our products and services than forecasted; less growth in the optical communications, industrial lasers and sensors markets than we forecast; difficulties expanding into additional markets, such as the semiconductor processing, biotechnology, metrology and materials processing markets; increased competition in the optical manufacturing services markets; difficulties in delivering products and services that compete effectively from a price and performance perspective; our reliance on a small number of customers and suppliers; difficulties in managing our operating costs; difficulties in managing and operating our business across multiple countries (including the U.S., Thailand and the People’s Republic of China); and other important factors as described in reports and documents we file from time to time with the Securities and Exchange Commission (SEC), including the factors described under the section captioned “Risk Factors” in our quarterly report on Form 10-Q, filed on May 5, 2015. We disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Use of Non-GAAP Financials

The Company refers to the non-GAAP financial measures cited above in making operating decisions because they provide meaningful supplemental information regarding the Company’s ongoing operational performance. Non-GAAP net income excludes share-based compensation expenses, follow-on offering expenses, executive separation cost, investigation cost and income related to flooding. We have excluded these items in order to enhance investors’ understanding of our ongoing operations. The use of these non-GAAP financial measures has material limitations because they should not be used to evaluate our company without reference to their corresponding GAAP financial measures. As such, we compensate for these material limitations by using these non-GAAP financial measures in conjunction with GAAP financial measures.

These non-GAAP financial measures are used to: (1) measure company performance against historical results, (2) facilitate comparisons to our competitors’ operating results, and (3) allow greater transparency with respect to information used by management in financial and operational decision making. In addition, these non-GAAP financial measures are used to measure company performance for the purposes of determining employee incentive plan compensation.

SOURCE: Fabrinet

Investor Contact:

John Marchetti

203-990-0148

ir@fabrinet.com

Fabrinet

Consolidated Balance Sheets

As of June 26, 2015 and June 27, 2014

(in thousands of U.S. dollars, except share data)	June 26, 2015	June 27, 2014
Assets
Current assets
Cash and cash equivalents	$112,978	$233,477
Marketable securities	142,866	—
Trade accounts receivable, net	134,952	101,168
Inventory, net	130,613	124,570
Deferred tax assets	1,662	1,561
Prepaid expenses	2,135	1,691
Other current assets	1,833	2,010

Total current assets	527,039	464,477

Non-current assets
Property, plant and equipment, net	140,654	97,244
Intangibles, net	137	72
Deferred tax assets	2,249	1,775
Deferred debt issuance costs	2,424	989

Total non-current assets	145,464	100,080

Total assets	$672,503	$564,557

Liabilities and Shareholders’ Equity
Current liabilities
Bank borrowings, including revolving loan and current portion of long-term loans from banks	$36,000	$6,000
Trade accounts payable	115,319	94,853
Income tax payable	1,470	1,024
Accrued payroll, bonus and related expenses	9,804	8,612
Accrued expenses	6,405	4,345
Other payables	12,050	5,795

Total current liabilities	181,048	120,629

Non-current liabilities
Long-term loans from bank, non-current portion	4,500	10,500
Deferred tax liability	737	1,040
Severance liabilities	5,477	4,453
Other non-current liabilities	1,797	1,099

Total non-current liabilities	12,511	17,092

Total liabilities	193,559	137,721

Commitments and contingencies
Shareholders’ equity
Preferred shares (5,000,000 shares authorized, $0.01 par value; no shares issued and outstanding as of June 26, 2015 and June 27, 2014)	—	—
Ordinary shares (500,000,000 shares authorized, $0.01 par value; 35,437,654 shares and 35,152,772 shares issued and outstanding as of June 26, 2015 and June 27, 2014, respectively)	354	352
Additional paid-in capital	89,390	80,882
Retained earnings	389,244	345,602
Accumulated other comprehensive loss	(44)	—

Total shareholders’ equity	478,944	426,836

Total Liabilities and Shareholders’ Equity	$672,503	$564,557

Fabrinet

Consolidated Statements of Operations and Comprehensive Income

For the three and twelve months ended June 26, 2015 and June 27, 2014

	Three Months Ended		Twelve Months Ended
	June 26,	June 27,	June 26,	June 27,
(in thousands of U.S. dollars, except share data)	2015	2014	2015	2014
Revenues	$206,456	$160,084	$773,587	$677,854
Cost of revenues	(181,907)	(142,309)	(685,814)	(603,621)

Gross profit	24,549	17,775	87,773	74,233
Selling, general and administrative expenses	(10,739)	(6,705)	(39,460)	(27,664)
Income related to flooding	—	—	—	44,748
Restructuring charge	—	—	(1,153)	—

Operating income	13,810	11,070	47,160	91,317
Interest income	297	531	1,253	1,793
Interest expense	(241)	(147)	(616)	(713)
Foreign exchange gain (loss), net	91	(70)	(19)	(24)
Other (expense) income	(46)	253	(152)	797

Income before income taxes	13,911	11,637	47,626	93,170
Income tax expense	(876)	(1,304)	(3,984)	(1,439)

Net income	13,035	10,333	43,642	91,731
Other comprehensive loss, before tax:
Change in fair value of marketable securities	(150)	—	(193)	—
Less: Reclassification adjustment for net loss realized and included in net income	80	—	149	—

Total change in unrealized loss on marketable securities, before tax	(70)	—	(44)	—
Income tax expense related to items of other comprehensive loss	—	—	—	—

Total other comprehensive loss, net of tax	(70)	—	(44)	—

Net comprehensive income	$12,965	$10,333	$43,598	$91,731

Earnings per share
Basic	$0.37	$0.29	$1.23	$2.63
Diluted	$0.36	$0.29	$1.21	$2.58
Weighted average number of ordinary shares outstanding (thousands of shares)
Basic	35,431	35,117	35,354	34,938
Diluted	36,320	35,843	35,984	35,589

Fabrinet

Consolidated Statements of Cash Flows

For the twelve months ended June 26, 2015 and June 27, 2014

	Twelve Months Ended
(in thousands of U. S. dollars)	June 26, 2015	June 27, 2014
Cash flows from operating activities
Net income for the year	$43,642	$91,731
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	12,878	10,565
Amortization of intangibles	69	93
Gain on disposal of property, plant and equipment	(42)	(28)
Loss from sales and maturities of marketable securities	120	—
Amortization of investment premium	985	—
Amortization of deferred debt issuance costs	527	—
Income related to flooding	—	(45,211)
Proceeds from insurers for inventory losses related to flooding	—	7,416
Allowance for doubtful accounts (reversal of)	13	(72)
Unrealized loss on exchange rate and fair value of derivative	671	722
Share-based compensation	8,027	5,547
Deferred income tax	(878)	65
Other non-cash expenses	1,722	634
Reversal of uncertain tax position	—	(1,538)
Inventory obsolescence	397	443
Changes in operating assets and liabilities
Trade accounts receivable	(33,797)	17,379
Inventory	(6,440)	(36,051)
Other current assets and non-current assets	(283)	(1,035)
Trade accounts payable	20,466	17,714
Income tax payable	446	737
Other current liabilities and non-current liabilities	4,106	4,951
Liabilities to third parties due to flood losses	—	(7,512)

Net cash provided by operating activities	52,629	66,550

Cash flows from investing activities
Purchase of marketable securities	(203,407)	—
Proceeds from sales of marketable securities	29,036	—
Proceeds from maturities of marketable securities	30,356	—
Purchase of property, plant and equipment	(51,398)	(10,835)
Purchase of intangibles	(134)	(1)
Proceeds from disposal of property, plant and equipment	48	29
Proceeds from insurers in settlement of claims related to flood damage	—	37,795

Net cash (used in) provided by investing activities	(195,499)	26,988

Cash flows from financing activities
Payment of debt issuance costs	(1,946)	—
Proceeds from revolving loans	30,000	—
Repayment of long-term loans from bank	(6,000)	(12,411)
Proceeds from issuance of ordinary shares under employee share option plans	835	4,567
Withholding tax related to net share settlement of restricted share units	(352)	(327)

Net cash provided by (used in) financing activities	22,537	(8,171)

Net (decrease) increase in cash and cash equivalents	$(120,333)	$85,367

Fabrinet

Consolidated Statements of Cash Flows (continued)

For the twelve months ended June 26, 2015 and June 27, 2014

	Twelve Months Ended
(in thousands of U. S. dollars)	June 26, 2015	June 27, 2014
Movement in cash and cash equivalents
Cash and cash equivalents at beginning of period	$233,477	$149,716
(Decrease) increase in cash and cash equivalents	(120,333)	85,367
Effect of exchange rate on cash and cash equivalents	(166)	(1,606)

Cash and cash equivalents at end of period	$112,978	$233,477

Fabrinet

Reconciliation of GAAP measures to non-GAAP measures

(in thousands of U.S. dollars, except per share data)

(unaudited)

	Three Months Ended				Twelve Months Ended
	June 26,	June 26,	June 27,	June 27,	June 26,	June 26,	June 27,	June 27,
	2015	2015	2014	2014	2015	2015	2014	2014
	Net income	Diluted EPS	Net income	Diluted EPS	Net income	Diluted EPS	Net income	Diluted EPS
GAAP measures	13,035	0.36	10,333	0.29	43,642	1.21	91,731	2.58
Items reconciling GAAP net income & EPS to non-GAAP net income & EPS:
Related to cost of revenues:
Share-based compensation expenses	344	0.01	294	0.01	1,451	0.04	1,182	0.03

Total related to gross profit	344	0.01	294	0.01	1,451	0.04	1,182	0.03

Related to selling, general and administrative expenses:
Share-based compensation expenses	1,878	0.05	715	0.02	6,577	0.18	4,365	0.12
Executive separation cost	—	—	—	—	—	—	547	0.02
Follow-on offering expenses	—	—	344	0.01	—	—	344	0.01
Investigation costs	(858)	(0.02)	400	0.01	3,242	0.09	400	0.01

Total related to selling, general and administrative expenses	1,020	0.03	1,459	0.04	9,819	0.27	5,656	0.16

Related to other incomes and other expenses:
Income related to flooding	—	—	—	—	—	—	(44,748)	(1.26)
Unrealized loss on exchange, net of interest incurred from income related to flooding	—	—	—	—	—	—	744	0.02
Expenses related to reduction in workforce	—	—	—	—	1,153	0.03	—	—
Amortization of debt issuance costs	150	0.00	—	—	527	0.02	—	—

Total related to other incomes and other expenses	150	0.00	—	—	1,680	0.05	(44,004)	(1.24)

Related to income tax expense
Income tax expense	—	—	—	—	(187)	(0.01)	—	—

Total related to income tax expense	—	—	—	—	(187)	(0.01)	—	—

Total related to net income & EPS	1,514	0.04	1,753	0.05	12,763	0.35	(37,166)	(1.05)

Non-GAAP measures	14,549	0.40	12,086	0.34	56,405	1.57	54,565	1.53

Shares used in computing diluted net income per share
GAAP diluted shares		36,320		35,843		35,984		35,589
Non-GAAP diluted shares		36,320		35,843		35,984		35,589